Exhibit 99.1

DEL MONTE PACIFIC LIMITED COMPLETES PURCHASE OF DEL MONTE FOODS’

CONSUMER PRODUCTS BUSINESS

(SINGAPORE/MANILA AND SAN FRANCISCO) February 18, 2014 – Del Monte Pacific Limited (“DMPL”) (Bloomberg: DELM SP, DMPL PM) today announced that it has closed, through a subsidiary, the purchase of Del Monte Foods’ (“DMF”) Consumer Products business for US$1.675 billion, after receiving associated regulatory approvals and shareholder consent and completing customary closing conditions.

Under the terms of the agreement, DMPL has purchased DMF’s Consumer Products brands, including food product brands Del Monte®, Contadina®, College Inn®, S&W® and certain assets, and assumes certain liabilities related to DMF’s consumer food business in the U.S. as well as equity interests in certain South American subsidiaries from DMF.

The acquisition expands DMPL’s consumer products portfolio with a profitable, branded consumer products business, and provides access to the U.S., one of the few markets where DMPL did not previously have a direct presence or brands. DMPL’s U.S. consumer foods business takes on the name Del Monte Foods, Inc. (DMFI), consistent with the purchase agreement.

The sale of its Consumer Products business allows the former Del Monte Foods to re-launch as a new company focused solely on the pet products market, where the company has strong market positions and leading brands including Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Natural Balance®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s

Kitchen® and other brand names.

Morgan Stanley & Co LLC and Centerview Partners acted as financial advisors and Simpson Thacher & Bartlett LLP acted as legal advisor to Del Monte Foods.

Perella Weinberg Partners LLC served as lead financial advisor, and Citibank as a financial advisor to DMPL, in connection with the transaction. Citibank and Morgan Stanley are providing committed financing to DMPL’s acquisition subsidiary, while two leading Philippine banks, BDO Capital and Investment Corp. and Bank of the Philippine Islands, are providing committed financing to DMPL to fund the transaction. Kramer Levin Naftalis & Frankel LLP is acting as legal advisor to DMPL.

About Del Monte Pacific Limited (www.delmontepacific.com)

Dual listed on the Mainboard of the Singapore Exchange and the Philippine Stock Exchange, Del Monte Pacific Limited (Bloomberg: DELM SP/ DMPL PM) is a group of companies that caters to today’s consumer needs for premium quality, healthy food and beverage products. It innovates, produces, markets and distributes its products worldwide.

The Group owns the Del Monte brand for processed products in the Philippines where it enjoys leading market shares for canned pineapple juice and juice drinks, canned pineapple and tropical mixed fruits, tomato sauce, spaghetti sauce and tomato ketchup. Del Monte Pacific also owns another premium brand, S&W, globally except the Americas, Australia and New Zealand.

As with Del Monte, S&W originated in the USA in the 1890s as a producer and marketer of premium quality processed fruit and vegetable products.

The Group owns approximately 93% of a holding company that owns 50% of FieldFresh Foods Private Limited in India (www.fieldfreshfoods.in). FieldFresh markets Del Monte-branded processed products in the domestic market and FieldFresh-branded fresh produce. Del Monte Pacific’s partner in FieldFresh India is the well-respected Bharti Enterprises, which owns one of the largest conglomerates in India.

Del Monte Pacific holds the exclusive rights to produce and distribute processed food and beverage products under the Del Monte brand in the Indian subcontinent and Myanmar. With a 23,000-hectare pineapple plantation in the Philippines, 700,000-ton processing capacity and a port beside the Cannery, Del Monte Pacific’s subsidiary, Del Monte Philippines, operates the world’s largest fully-integrated pineapple operation. It is proud of its long heritage of 87 years of pineapple growing and processing. It has long-term supply agreements with some of the Del Monte trademark owners and licensees around the world.

Del Monte Pacific and its subsidiaries are not affiliated with other Del Monte companies in the world, including Fresh Del Monte Produce Inc, Del Monte Canada, Del Monte Asia Pte Ltd and these companies’ affiliates.

Del Monte Pacific is 67%-owned by NutriAsia Pacific Ltd (NPL). NPL is owned by the NutriAsia Group of Companies which is majority-owned by the Campos family of the Philippines. The NutriAsia Group is the market leader in the liquid condiments, specialty sauces and cooking oil market in the Philippines. To subscribe to our email alerts, please send a request to jluy@delmontepacific.com.

Contacts

Jennifer Luy, Del Monte Pacific Limited, +65 6594 0980, jluy@delmontepacific.com

Annalise Carol, Brunswick Group for Del Monte Foods, 212-333-3810, acarol@brunswickgroup.com

Chrissy Trampedach, Del Monte Foods, 415-247-3420, media.relations@delmonte.com

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